SCHEDULE 13D/A

CUSIP No: G3156P103

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
5/2/2014	(25,000)	13.82
6/3/2014	(9,315)	12.92
6/4/2014	(17,900)	12.89
6/5/2014	(47,785)	12.98
6/6/2014	(1,325)	12.93
6/20/2014	(58,087)	14.31
6/23/2014	(18,813)	14.27